Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAIA BIOTECHNOLOGY, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

MAIA Biotechnology, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.That the name of this corporation is MAIA Biotechnology, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 3, 2018.

2.That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:   The name of this corporation is MAIA Biotechnology, Inc. (the “Corporation”).

SECOND:   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful business or activity for which corporations may be organized under the General Corporation Law and, in general, to possess and exercise all the powers and privileges granted by the General Corporation Law, any other law of the State of Delaware, or the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the Corporation.

FOURTH:   This Corporation is authorized to issue two classes of shares of stock, which shall be designated, respectively, “Common Stock’’ and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 100,000,000 shares. The number of shares of Common Stock authorized is 30,000,000 shares, $0.0001 par value per share. The number of shares of Preferred Stock authorized is 70,000,000 shares, $0.0001 par value per share. The rights, privileges, preferences and restrictions of the Preferred Stock shall be as set forth in one or more resolutions providing for the issuance of such stock adopted by the Corporation’s Board of Directors pursuant to authority expressly vested in it by this Article FOURTH”

FIFTH:   The Board of Directors of the Corporation, subject to any rights of the holders of shares of any class or series of preferred stock of the Corporation, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The Board of Directors may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. One class’s (“Class I”) term will expire at the 2020 annual meeting of the stockholders, another class’s (“Class II”) term will expire at the 2021 annual meeting of the stockholders, and another class’s (“Class III”) term will expire at the 2022 annual meeting of stockholders; provided that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal. Thereafter, at each annual meeting of stockholders of the Corporation, subject to any rights of the holders of shares of any class or series of preferred stock of the Company, the successors of the Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

SIXTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by the stockholders or otherwise.

SEVENTH:   Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:   To the fullest extent permitted by the General Corporation Law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Article EIGHTH, or the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall only be prospective and shall not adversely affect the rights under this Article EIGHTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

NINTH:   To the fullest extent permitted by applicable laws of the State of Delaware, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and other agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification), through bylaw provisions, agreements with any such director, officer, employee or other agent, or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by the provisions of applicable law (statutory or non- statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provision of this Article NINTH, by amendment of this Article NINTH or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to such repeal or modification.

TENTH:   Except as provided in the last sentence of Article EIGHTH and Article NINTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ELEVENTH:   Meetings of stockholders and meetings of the board of directors may be held within or without the State of Delaware, as may be determined from time to time by the Board of Directors. Furthermore, the Board of Directors may, in its sole discretion, determine that the meeting of stockholders or meeting of the board of directors shall not be held at any place, but may instead be held solely by means of remote communication (i.e., conference call, Internet meeting, etc.). The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH:   Any action required or permitted by the General Corporation Law to be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (unless the Bylaws require an alternate minimum number of votes for a particular action), and such consent or consents shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business in Chicago or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Delivery made to its principal place of business or an officer or agent may be by hand, regular mail, facsimile, e-mail or similar electronic transmission.

THIRTEENTH:   Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by that number of Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted, and such consent or consents shall be delivered to an officer or agent of the corporation by hand, regular mail, facsimile, e-mail or similar electronic transmission.

* * *

3.That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 11th day of March, 2020.

By:	/s/ Vlad Vitoc
Name:	Vlad Vitoc
Title:	President and Chief Executive Officer

I hereby certify this is a true and accurate copy of the Amended and Restated Certificate of Incorporation, which was duly approved by the requisite number of shareholders as of March 11, 2020. Signature pages of the shareholders approving this Amended and Restated Certificate of Incorporation are maintained in DocuSign.

/s/ Leigh-Ann Durant
Leigh-Ann Durant
Secretary of MAIA Biotechnology, Inc.